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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Acuity Brands, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACUITY BRANDS, INC.
1170 Peachtree Street, NE
Suite 2400
Atlanta, Georgia 30309

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held January 11, 2007

Time:	1:00 p.m. Eastern Time

Date:	January 11, 2007

Place:	Four Seasons Hotel - Ballroom
75 Fourteenth Street, NE
Atlanta, Georgia

Record Date:	Stockholders of record at the close of business on November 13, 2006 are entitled to notice of and to vote at the meeting or any adjournments thereof.

Purpose:	(1) Elect three (3) directors whose terms expire at the annual meeting;

(2) Ratify the appointment of the Corporation’s independent registered public accounting firm; and

(3) Consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders Register:	A list of the stockholders entitled to vote at the meeting may be examined at the Corporation’s executive offices, 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia, during the ten-day period preceding the meeting.

By order of the Board of Directors,

HELEN D. HAINES
Vice President and Secretary

November 20, 2006

YOUR VOTE IS IMPORTANT

IF YOU ARE A STOCKHOLDER OF RECORD, YOU CAN VOTE YOUR SHARES BY THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD.

IF YOU WISH TO VOTE BY MAIL, PLEASE DATE, SIGN, AND MAIL THE ENCLOSED PROXY PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IN THE ACCOMPANYING ENVELOPE.

ACUITY BRANDS, INC.
1170 Peachtree Street, NE
Suite 2400
Atlanta, Georgia 30309

PROXY STATEMENT

The following information is furnished in connection with the solicitation of proxies by the Board of Directors of Acuity Brands, Inc. (the “Corporation,” the “Company,” or “Acuity Brands”) for the annual meeting of stockholders to be held on January 11, 2007. Enclosed with this proxy statement are a proxy and a copy of the Corporation’s annual report to stockholders, which includes the annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the fiscal year ended August 31, 2006. This proxy statement and the enclosed proxy are initially being mailed to stockholders on or about November 20, 2006.

GENERAL INFORMATION

Proxy

Stockholders are requested to provide their voting instructions by the Internet, by telephone, or by mail on the enclosed proxy using the accompanying envelope. Stockholders who hold their shares through a bank or broker should refer to the information provided by the bank or broker for the voting options offered by the bank or broker. At any time before the proxy is voted at the annual meeting, it may be revoked by written notice to the Secretary of the Corporation. Proxies that are properly delivered, and not revoked, will be voted in accordance with stockholders’ directions. Where no direction is specified on proxies returned, proxies will be voted for the election of the nominees for director listed below and for ratification of the appointment of the Corporation’s independent registered public accounting firm for fiscal year 2007.

If you are a stockholder of record, you may deliver your proxy using one of the following methods:

By the Internet.  You may give your voting instructions by the Internet as described on the proxy card. Internet voting is also available to stockholders who hold shares in the BuyDirect Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by the Corporation. The Internet voting procedure is designed to verify the voting authority of stockholders. You will be able to vote your shares by the Internet and confirm that your vote has been properly recorded. Please see your proxy card for specific instructions.

By Telephone.  You may give your voting instructions using the toll-free number listed on the proxy card. Telephone voting is also available to stockholders who hold shares in the BuyDirect Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by the Corporation. The telephone voting procedure is designed to verify the voting authority of stockholders. The procedure allows you to vote your shares and to confirm that your vote has been properly recorded. Please see your proxy card for specific instructions.

By Mail.  You may sign, date, and mail your proxy in the postage-paid envelope provided. If you sign, date, and mail your proxy card without providing voting instructions on specific items, your proxy will be voted as stated above.

Stock Outstanding and Voting Rights

As of November 13, 2006, the record date for the annual meeting, there were 43,503,977 shares of common stock outstanding and entitled to vote. The holders of common stock, the only class of voting stock of the Corporation outstanding, are entitled to one vote per share for the election of directors and on the other matters presented.

Voting Procedure

Determination of Quorum.  Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspector appointed for the meeting. For purposes of this meeting, a quorum will be present if a majority of the holders entitled to vote at the meeting are present in person or represented by proxy. Abstentions will be considered as present for purposes of establishing a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for purposes of establishing a quorum but not entitled to vote with respect to that matter.

Tabulation of Votes.  Pursuant to the Corporation’s By-Laws, the election of directors shall be determined by a plurality of votes cast and the results of all other matters shall be determined by a majority of votes cast affirmatively or negatively, except as may otherwise be required by law.

Solicitation

The cost of soliciting proxies is paid by the Corporation. Officers and other employees of the Corporation, at no additional compensation, may also assist in the solicitation of proxies. Solicitation will be by mail and may be conducted by telephone and personal contact. The Corporation reserves the right to engage a third-party proxy solicitation company to assist in the solicitation of proxies, although the Corporation does not currently intend to do so.

CORPORATE GOVERNANCE

The Board takes seriously its responsibility to represent the interests of stockholders and is committed to good corporate governance. To that end, the Board has adopted a number of policies and processes to ensure effective governance of the Board and the Corporation.

Communications with Directors

Stockholders and other interested parties may communicate directly with the Board or the non-management Directors by writing to the Chairman of the Governance Committee and with members of the Audit Committee by writing to the Chairman of the Audit Committee, each in care of the Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia 30309. All communications will be forwarded promptly.

Director Nominations

The Governance Committee, comprised of the independent directors, is responsible for recommending to the Board a slate of director nominees for the Board to consider recommending to the stockholders, and for recommending to the Board nominees for appointment to fill any Board vacancy. To fulfill these responsibilities, the Committee annually assesses the requirements of the Board and makes recommendations to the Board regarding its size, composition, and structure. In determining whether to nominate an incumbent director for reelection, the Governance Committee evaluates each incumbent director’s continued service in light of the current assessment of the Board’s requirements, taking into account factors such as evaluations of the incumbent’s performance. Directors whose terms expire at the next annual meeting of stockholders undergo peer and self assessment prior to being nominated for reelection.

When the need to fill a new Board seat or vacancy arises, the Committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, which may include engaging an outside search firm. The Committee reviews the qualifications of each candidate, including, but not limited to, the candidate’s experience, judgment, diversity, and skills in such areas as manufacturing and distribution technologies and accounting or financial management. Final candidates are generally interviewed by one or more Committee members. The Committee makes a recommendation to the Board based on its review, the results of interviews with the candidates, and all other available information. The Board makes the final decision on whether to invite a candidate to join the Board. The Board-approved invitation is extended through the Chairman of the Governance Committee and the Chairman of the Board, President, and Chief Executive Officer.

Director Nominations by Stockholders.  The Governance Committee will consider recommendations for director nominees from stockholders made in writing and addressed to the attention of the Chairman of the Governance Committee, c/o Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia, 30309. The Governance Committee will consider such recommendations on the same basis as those from other sources. Stockholders making recommendations for director nominees to the Committee should provide the same information required for nominations by stockholders at an annual meeting, as explained below under “Next Annual Meeting — Stockholder Proposals.”

Other Governance Information

The following governance documents are available on the Corporation’s website at www.acuitybrands.com under “Corporate Governance.”

•	Certificate of Incorporation
•	By-Laws
•	Corporate Governance Guidelines
•	Statements of Responsibilities of Committees of the Board (Charters of the Committees)

•	Statement of Rules and Procedures of Committees of the Board
•	Code of Ethics and Business Conduct

In addition, copies of any of the above-listed documents will be furnished to any interested party by writing to the Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia 30309.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Corporation’s directors and officers, as well as any persons who beneficially own more than 10% of the Corporation’s common stock, to file reports of ownership and changes in ownership of the Corporation’s stock with the SEC, the New York Stock Exchange, and the Corporation. Based on a review of the forms received by the Corporation during or with respect to the fiscal year ended August 31, 2006, and written representations from certain reporting persons that no Form 5 reports were required for those persons, the Corporation believes that all required Section 16(a) filings were made on a timely basis, except that Mr. Murphy reported various option exercises late in January 2006 due to a Section 16 filing software error and Mr. Parham reported late a January 2006 discretionary transaction in his 401(k) account. Both transactions were reported within 30 days of their respective event dates.

ITEM 1 — ELECTION OF DIRECTORS

The Board of Directors is responsible for supervising the management of the Corporation. The Board has determined that all of its members, except Vernon J. Nagel, the Chairman, President, and Chief Executive Officer, have no material relationship with the Corporation, and are therefore independent, based on the listing standards of the New York Stock Exchange, the categorical standards set forth in the Corporation’s Governance Guidelines (available on the Corporation’s website at www.acuitybrands.com under “Corporate Governance” and attached hereto as Appendix A), and a finding of no other material relationships.

The members of the Board of Directors are divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders for the year in which the term for their class expires. The terms for four directors of the Corporation expire at this annual meeting and three of these directors are nominees at the annual meeting. Jay M. Davis, whose term expires this year, will retire as a director in January 2007. The retirement of Mr. Davis creates a vacancy that will be filled by the Governance Committee and the Board in accordance with the provisions of the By-Laws and the Corporate Governance Guidelines. Nominees for director are John L. Clendenin, Vernon J. Nagel, and Julia B. North.

The Corporation’s Governance Guidelines provide that directors will not be nominated for election after their 72nd birthday and are expected to offer to resign as of the annual meeting following their 72nd birthday. In January 2005, Mr. Clendenin was eligible to be elected for a three-year term expiring at the annual meeting for 2007. However, the Corporation presented him to stockholders for election to only a two-year term expiring at the annual meeting for 2006 and the stockholders elected him to that term. In order that the Board of Directors may continue to benefit from Mr. Clendenin’s leadership, the Board recommends the Mr. Clendenin be reelected to the Board for the remaining year of the original three-year term to which he could have been elected in 2005. The Board believes the shortening of the term to two years and renomination by the Board for the balance of the original three-year term is equivalent to and satisfies the intent of the resignation procedure set forth in the Corporate Governance Guidelines. If elected, Mr. Clendenin’s term will expire at the annual meeting for 2007.

If elected, Mr. Nagel and Ms. North will hold office for three-year terms expiring at the 2009 annual meeting or until their successors are elected and qualified.

The persons named in the accompanying proxy, or their substitutes, will vote for the election of the nominees listed hereafter, except to the extent authority to vote for any or all of the nominees is withheld. No nominee for election as a director is proposed to be elected pursuant to any arrangement or understanding between the nominee and any other person or persons. All nominees have consented to stand for election at this meeting. If any of the nominees become unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.

Director Nominees for Terms Expiring at the 2007 and 2009 Annual Meetings

All of the director nominees listed below are currently directors of the Corporation. Following is a brief summary of each director nominee’s business experience, other public company directorships held, and membership on the standing committees of the Board of Directors of the Corporation.

Name and Principal Business Affiliations

VERNON J. NAGEL
•  49 years old
•  Director since January 2004
•  Chairman and Chief Executive Officer of the Corporation since September 2004
•  President since August 2005
•  Vice Chairman and Chief Financial Officer from January 2004 through August
    2004, and Executive Vice President and Chief Financial Officer from December
    2001 to January 2004
•  Principal of Wolverine Capital, LLC, a private investment firm, from 1999 until joining the Corporation in 2001
•  Executive Vice President and Chief Financial Officer of Kuhlman Corporation
    from April 1993 until March 1999
•  Member of the American Institute of Certified Public Accountants and a
    Certified Public Accountant (inactive)
•  Chairman of the Executive Committee of the Board
•  If elected, term expires at the Annual Meeting for Fiscal Year 2009

JOHN L. CLENDENIN
•  72 years old
•  Director since December 2001
•  Chairman Emeritus of BellSouth Corporation since December 1997; also served as Chairman from December 1996 to December 1997 and as Chairman, President,
    and Chief Executive Officer from 1983 until December 1996
•  Director: Equifax Inc., The Home Depot, Inc., The Kroger Company, and
    Powerwave Technologies, Inc.
•  Chairman of the Audit Committee and a member of the Executive and
    Governance Committees of the Board
•  If elected, term expires at the Annual Meeting for Fiscal Year 2007

JULIA B. NORTH
•  59 years old
•  Director since June 2002
•  President and Chief Executive Officer of VSI Enterprises, Inc.,
    a Georgia-based manufacturer of video conferencing systems, from November 1997 to July 1999
•  Held various positions at BellSouth Corporation from 1972 through October
    1997, most recently as President, Consumer Services, presiding over
    BellSouth’s largest business unit
•  Director: Community Health Systems, Inc., Simtrol, Inc., and Winn-Dixie Stores,
    Inc.
•  Member of the Compensation and Governance Committees of the Board
•  If elected, term expires at the Annual Meeting for Fiscal Year 2009

Directors with Terms Expiring at the 2007 and 2008 Annual Meetings

The directors listed below will continue in office for the remainder of their terms in accordance with the By-Laws of the Corporation.

Name and Principal Business Affiliations

PETER C. BROWNING
•  65 years old
•  Director since December 2001
•  Lead Director of Nucor Corporation since 2006
•  Non-executive Chairman of Nucor Corporation from September 2000 to 2006
•  Dean of the McColl Graduate School of Business at Queens University of     Charlotte, North Carolina, from March 2002 to May 2005
•  President and Chief Executive Officer of Sonoco Products Company from 1998 to     July 2000
•  Director: EnPro Industries, Inc., Lowe’s Companies, Inc., Nucor Corporation, The     Phoenix Companies, Inc., and Wachovia Corporation
•  Member of the Compensation and Governance Committees of the Board
•  Term expires at the Annual Meeting for Fiscal Year 2008

EARNEST W. DEAVENPORT, JR.
•  68 years old
•  Director since June 2002
•  Retired Chairman and Chief Executive Officer of Eastman Chemical Company,     where he served in such positions from 1994 to 2002
•  Director: AmSouth Bancorporation and King Pharmaceuticals, Inc.
•  Member of the Audit and Governance Committees of the Board
•  Term expires at the Annual Meeting for Fiscal Year 2008

ROBERT F. McCULLOUGH
•  64 years old
•  Director since March 2003
•  Former Chief Financial Officer of AMVESCAP PLC, where he served in that     position from April 1996 to May 2004, and remains an employee
•  Joined the New York audit staff of Arthur Andersen LLP in 1964, served as Partner     from 1972 until 1996, and served as Managing Partner in Atlanta from 1987 until     April 1996
•  Certified Public Accountant
•  Member of the American Institute of Certified Public Accountants and the     Georgia Society of Certified Public Accountants
•  Director: Comverge, Inc. and Schweitzer-Mauduit International, Inc.
•  Member of the Audit and Governance Committees of the Board
•  Term expires at the Annual Meeting for Fiscal Year 2007

Name and Principal Business Affiliations

RAY M. ROBINSON
•  58 years old
•  Director since December 2001
•  Non-executive Chairman of Citizens Trust Bank since May 2003
•  President Emeritus of Atlanta’s East Lake Golf Club from May 2003 to
    December 2005
•  Vice Chairman of Atlanta’s East Lake Community Foundation since January
    2005 and Chairman from November 2003 until January 2005
•  President of the Southern Region of AT&T Corporation from 1996 to May
    2003
•  Director: Aaron Rents, Inc., American Airlines, Avnet, Inc., Choicepoint, and
    Citizens Trust Bank (trading as Citizens Bancshares)
•  Chairman of the Compensation Committee and a member of the Executive and Governance Committees of the Board
•  Term expires at the Annual Meeting for Fiscal Year 2008

NEIL WILLIAMS
•  70 years old
•  Director since December 2001
•  General Counsel of AMVESCAP PLC, from October 1999 until his retirement in December 2002
•  Partner with the law firm Alston & Bird LLP and its predecessors from 1965 to October 1999 and served as managing partner from 1984 to 1996
•  Trustee of The Duke Endowment, Charlotte, North Carolina
•  Chairman of the Governance Committee and a member of the Executive and
    Audit Committees of the Board
•  Term expires at the Annual Meeting for Fiscal Year 2007

Compensation of Directors

During the fiscal year ended August 31, 2006, each director who was not an employee of the Corporation received an annual director fee in the amount of $70,000, an additional annual fee of $5,000 for serving as chairman of a committee, and meeting fees of $2,000 for each Board meeting attended and $1,500 for each committee meeting attended, payable quarterly in each case. In 2006, the average compensation for nonemployee directors, excluding fees paid to committee chairs, totaled $126,250, comprised of retainer and meeting fees of $104,250 and an annual stock option award with a Black-Scholes fair value of $22,000.

Beginning calendar year 2007, each nonemployee director will receive an annual director fee in the amount of $130,000, which includes the meeting fees for the first five Board meetings and first five committee meetings attended, and an additional fee of $5,000 for serving as the chairman of a committee. Nonemployee directors will receive $2,000 for each board meeting attended in excess of a total of five board meetings per year and $1,500 for each committee meeting attended in excess of a total of five committee meetings per year. There will be no annual stock option grant under the new compensation arrangement.

The following table presents a comparison of the average annual arrangements, assuming the same number of meetings in 2007:

	2006	2007

Annual Retainer	$70,000	$130,000
Meeting Fees	34,250	7,000
Stock Option Fair Value	22,000	0

Total	$126,250	$137,000

Chairman Fee	$5,000	$5,000

Under the Corporation’s Nonemployee Director Deferred Compensation Plan (formerly the Deferred Stock Unit Plan) (the “Plan”), directors are required to defer one-half of their annual fee and may elect to defer additional portions of their annual fee and their meeting and chairman fees, if any, into the Plan. Under the Plan, directors were required to defer at least $35,000 of fees in 2006 and will be required to defer at least $65,000 under the 2007 compensation program. The Plan was amended in 2006 to provide that deferrals may be invested in deferred stock units to be paid in shares at retirement or may be credited to an interest-bearing account to be paid in cash at retirement. All directors have currently elected to invest in deferred stock units, thereby increasing their alignment with stockholders. Under the Plan, nonemployee directors receive a one-time grant of 1,000 deferred stock units upon their election to the Board. The value and return on deferred stock units is equivalent to the value and return on Acuity Brands stock. A director’s account is payable in a lump sum at retirement or in installments beginning at retirement. There is no other retirement plan for nonemployee directors.

Pursuant to the Acuity Brands, Inc. Nonemployee Directors’ Stock Option Plan, stock options for the purchase of 1,500 Acuity Brands shares have been granted annually on the day of the annual meeting of stockholders at the fair market value on the grant date. The exercise price of the grants awarded on January 12, 2006 was $36.04 per share, the fair market value on the grant date. The options granted pursuant to the Nonemployee Directors’ Stock Option Plan are exercisable after one year, remain exercisable for a period of ten years from the grant date, and expire at the earlier of the expiration date or three years following retirement from the Board. In connection with the 2007 director compensation program, there will be no further grants under the Nonemployee Directors’ Stock Option Plan.

Directors may participate in the Corporation’s matching gift program. Under this program, the Corporation will match qualifying charitable contributions up to a total of $5,000 per director each fiscal year.

For information on compensation for Mr. Nagel, who also served as an executive officer during the fiscal year, see “Executive Compensation” below.

Other Information Concerning the Board and its Committees

The Board of Directors has delegated certain functions to the Executive Committee, the Audit Committee, the Compensation Committee, and the Governance Committee. The Corporation’s Statement of Responsibilities of the Committees of the Board contains each Committee’s charter (see “Corporate Governance — Other Governance Information”). The table below sets forth the current membership of each of the committees:

	Executive	Audit	Compensation	Governance

Vernon J. Nagel	Chairman	—	—	—
Peter C. Browning	—	—	X	X
John L. Clendenin	X	Chairman	—	X
Jay M. Davis	—	—	X	X
Earnest W. Deavenport, Jr.	—	X	—	X
Robert F. McCullough	—	X	—	X
Julia B. North	—	—	X	X
Ray M. Robinson	X	—	Chairman	X
Neil Williams	X	X	—	Chairman

During the fiscal year ended August 31, 2006, the Board of Directors met seven times. All directors attended at least 75% of the total meetings held by the Board and their respective committees during the fiscal year. The Corporation typically expects that each continuing director will attend the annual meeting of stockholders, absent a valid reason. All of the directors serving at the time of last year’s annual meeting of stockholders attended the annual meeting.

At each regular quarterly meeting, the Board of Directors meets without management present. Non-management director sessions are led by the Chairman of the Governance Committee.

The Executive Committee is authorized to perform all of the powers of the full Board, except the power to amend the By-Laws and except as restricted by the Delaware General Corporation Law. The Executive Committee is called upon in very limited circumstances due to reliance on the other standing committees of the Board and the direct involvement of the entire Board in governance matters. The Committee did not meet during the 2006 fiscal year and took no action by written consent.

The Audit Committee is responsible for certain matters pertaining to the auditing, internal control, and financial reporting of the Corporation, as set forth in the Committee’s report below and in its charter (see “Corporate Governance — Other

Governance Information”). All members of the Committee are independent under the requirements of the SEC and the Sarbanes-Oxley Act of 2002. In addition, the members of the Committee meet the current independence and financial literacy requirements of the listed company rules of the New York Stock Exchange. At each quarterly meeting, the Audit Committee meets separately with the independent registered public accounting firm, the internal auditors, the corporate compliance officer, and the general counsel, without other management present. The Board has determined that Messrs. Clendenin, Deavenport, and McCullough satisfy the “audit committee financial expert” criteria adopted by the SEC under Section 407 of the Sarbanes-Oxley Act and that each of them has accounting and related financial management expertise within the meaning of Section 303A of the listing standards of the New York Stock Exchange. The Committee held eight meetings during the 2006 fiscal year.

The Compensation Committee is responsible for certain matters relating to the evaluation and compensation of the executive officers and nonemployee directors of the Corporation, as set forth in the Committee’s report below and in its charter (see “Corporate Governance — Other Governance Information”). At each meeting, the Compensation Committee meets privately with an independent compensation consultant without management present. Annually, the Compensation Committee evaluates the performance of the independent consultant in relation to the Committee’s functions and responsibilities. Each member of the Committee is independent under the listing standards of the New York Stock Exchange and is an outside director under Section 162(m) of the Internal Revenue Code (the “Code”). The Committee held six meetings during the 2006 fiscal year.

The Governance Committee is responsible for reviewing matters pertaining to the composition, organization, and practices of the Board of Directors. The Committee’s responsibilities, as set forth in its charter (see “Corporate Governance — Other Governance Information”) include recommending the Corporation’s Corporate Governance Guidelines, recommending the Code of Ethics and Business Conduct, a periodic evaluation of the Board in meeting its corporate governance responsibilities, a periodic evaluation of individual directors, and recommending to the full Board a slate of directors for consideration by the stockholders at the annual meeting and candidates to fill any vacancies on the Board as explained in greater detail above under “Director Nominations.” Each member of the Committee is independent under the listing standards of the New York Stock Exchange. The Committee held four meetings during the 2006 fiscal year.

Certain Relationships and Related Party Transactions

The Corporation has transactions in the ordinary course of business with unaffiliated corporations and institutions, or their subsidiaries, for which certain nonemployee directors of the Corporation serve as directors or officers. With respect to those companies having common nonemployee directors with the Corporation, management believes the directors have no direct or indirect material interest in transactions in which the Corporation engages with those companies.

MANAGEMENT

Executive Officers

Executive officers are elected annually by the Board of Directors and serve at the discretion of the Board. Vernon J. Nagel serves as a Director and as an executive officer. His business experience is discussed above in “Item 1 — Election of Directors — Director Nominees for Terms Expiring at the 2007 and 2009 Annual Meetings.”

Other executive officers are:

Name and Principal Business Affiliations

WILLIAM A. (Bill) HOLL
•  49 years old
•  Executive Vice President of the Corporation and President and Chief
    Executive Officer of Acuity Specialty Products Group, Inc. since
    June 2006
•  Chief Executive Officer of DS Waters of America, LP from September 2003 to November 2005
•  Senior Vice President, Marketing and Business Development of Coca-Cola
    Enterprises, Inc. from July 2001 to September 2003; President of its Eastern North
    America Group from January 2000 to June 2001; and various other positions from
    1986 to May 2001

JOHN K. MORGAN
•  52 years old
•  Executive Vice President of the Corporation and President and Chief
    Executive Officer of Acuity Lighting Group, Inc. since August 2005
•  President and Chief Development Officer of the Corporation from January
    2004 to August 2005
•  Senior Executive Vice President and Chief Operating Officer from June 2002 until January 2004
•  Executive Vice President from December 2001 until June 2002
•  President of the Holophane unit of the Lighting division of National Service
    Industries, Inc. (“NSI”) from September 1999 until the spin-off of the Corporation from NSI in November 2001
•  Executive Vice President of the Lithonia Lighting Group from 1999 to 2001
•  Serves on the Board of the National Electrical Manufacturers Association

KENYON W. MURPHY
•  49 years old
•  Executive Vice President, Chief Administrative Officer and General Counsel
    of the Corporation since September 2006
•  Senior Vice President and General Counsel of the Corporation since its incorporation in 2001
•  Senior Vice President and General Counsel of NSI from April 2000 until the spin-off of the Corporation from NSI in November 2001
•  Serves on the Board of the National Association of Manufacturers

RICHARD K. REECE
•  50 years old
•  Executive Vice President of the Corporation since September 2006; Chief
    Financial Officer since December 2005; and Senior Vice President from
    December 2005 to September 2006
•  Vice President, Finance and Chief Financial Officer of Belden CDT Inc. or its
    predecessor Belden, Inc. (“Belden”) from April 2002 to November 2005
•  President of Belden’s Communications Division from June 1999 to April
    2002; Vice-President Finance, Treasurer and Chief Financial Officer from August
    1993 to June 1999
•  Certified Public Accountant
•  Member of the American Institute of Certified Public Accounts, the Financial
    Executives Institute, and the Financial Council of Manufacturers Alliance

Name and Principal Business Affiliations

JOSEPH G. PARHAM, JR.
•  56 years old
•  Senior Vice President, Human Resources of the Corporation since December 2001
•  Chief People Officer of Acuity Lighting Group, Inc. June 2005 to April 2006
•  Senior Vice President, Human Resources of NSI from May 2000 until the spin-off of the Corporation from NSI in November 2001
•  Director: Gateway, Inc.
•  Mr. Parham has indicated that he expects to retire from the Company in fiscal year 2007

WESLEY E. WITTICH
•  58 years old
•  Senior Vice President, Audit and Risk Management of the Corporation since
   July 2004
•  Executive Vice President and Chief Financial Officer of Acuity Lighting
   Group, Inc. from October 2001 until July 2004
•  Vice President and Chief Financial Officer of Lithonia Lighting, an NSI
   business unit, from January 1998 to October 2001
•  Certified Public Accountant
•  Member of the American Institute of Certified Public Accountants, the
   Georgia Society of Certified Public Accountants, and the Institute of Internal
   Auditors
•  Mr. Wittich has indicated that he expects to retire from the Company in fiscal year 2007

BENEFICIAL OWNERSHIP OF THE CORPORATION’S SECURITIES

The following table sets forth information concerning beneficial ownership of the Corporation’s common stock as of November 13, 2006, unless otherwise indicated, by each of the directors and nominees for director, by each of the named executive officers, by all directors and executive officers of the Corporation as a group, and by beneficial owners of more than five percent of the Corporation’s common stock.

The executive officers of the Corporation became subject to a share ownership requirement in 2004 and have been subject to a share retention requirement since January 2003. The share ownership requirement provides that, over a four-year period, the chief executive officer will attain ownership of the Corporation’s common stock valued at four times his annual base salary and that the other named executive officers will attain ownership in the Corporation’s common stock valued at three times their annual base salaries. The ownership of each executive officer currently exceeds his requirement. The valuation of the Corporation’s stock held by executive officers is based on the closing price of the Corporation’s stock on the New York Stock Exchange as of any valuation date. Directly held shares and share units held in the Supplemental Deferred Savings Plan are considered for purposes of compliance with the Corporation’s share ownership requirement. Until an executive officer has met and maintains the requisite share ownership, he is subject to the share retention requirement. The share retention requirement specifies the percentage of shares that must be retained by an executive officer from shares acquired under the Long-Term Incentive Plan through the exercise of stock options or the vesting of restricted stock or performance awards. The calculation gives credit for shares equivalent in value to exercise costs and withholding taxes. The Compensation Committee has indicated that adherence to the ownership and retention requirements will be considered when grants and awards are made under the Long-Term Incentive Plan.

Nonemployee directors are subject to a share ownership requirement that requires each nonemployee director to attain ownership in the Corporation’s common stock valued at two times their expected annual fee. For purposes of this requirement, share units held in the Nonemployee Director’s Deferred Compensation Plan are considered. The nonemployee directors have until the later of December 2007 or four years from their election to satisfy the share ownership requirement. The ownership of each nonemployee Director currently exceeds the requirement.

	Shares of Common	Percent	Share Units Held
	Stock Beneficially	of Shares	in Corporation
Name	Owned(1)(2)(3)	Outstanding(4)	Plans(5)

Peter C. Browning	12,000	*	9,530
John L. Clendenin	26,320	*	29,647
Jay M. Davis	9,500	*	11,405
Earnest W. Deavenport, Jr.	7,119	*	16,764
Robert F. McCullough	5,500	*	7,168
John K. Morgan	275,258	*	—
Kenyon W. Murphy	67,761	*	17,748
Vernon J. Nagel	463,636	1.1%	—
Julia B. North	7,000	*	13,140
Joseph G. Parham	152,530	*	4,124
Richard K. Reece	56,912	*	—
Ray M. Robinson	9,010	*	17,618
Neil Williams	20,510	*	14,100
All directors and executive officers as a group (15 persons)	1,209,518	2.7%	N/A
Wellington Management Company, LLP(6)	3,732,110	8.6%	N/A

*	Represents less than one percent of the Corporation’s common stock.

(1)	Subject to applicable community property laws and, except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to all shares shown.

(2)	Includes shares that may be acquired within 60 days of November 13, 2006 upon exercise of employee and director stock options. Options are included for the following individuals: Mr. Browning, 11,000 shares; Mr. Clendenin, 23,020 shares; Messrs. Davis and McCullough, 4,500 shares each; Mr. Deavenport and Ms. North, 6,000 shares each; Mr. Morgan, 164,357 shares; Mr. Murphy, 22,888 shares; Mr. Nagel, 368,593 shares; Mr. Parham, 118,780 shares; Mr. Reece, 16,667 shares; Mr. Robinson, 8,010 shares, Mr. Williams, 19,510 shares; and all current directors and executive officers as a group, 797,567 shares.

(3)	Includes performance-based and time-vesting restricted shares granted under the Corporation’s Long-Term Incentive Plan, portions of which vest in November 2006 and 2007, December 2007, January 2007 and 2008, and in annual installments each September through 2010. The executives have sole voting power over these restricted shares. Restricted shares are included for the following individuals: Mr. Morgan, 74,041 shares; Mr. Murphy, 29,510 shares; Mr. Nagel, 50,567 shares; Mr. Parham, 21,209 shares; Mr. Reece, 40,000 shares; and all executive officers as a group, 259,057 shares.

(4)	Based on an aggregate of 43,503,977 shares of Acuity Brands common stock issued and outstanding as of November 13, 2006.

(5)	Includes share units held by the nonemployee directors in the Nonemployee Directors’ Deferred Compensation Plan and share units held by executive officers in the Corporation’s deferred compensation plan. Share units are considered for purposes of compliance with the Corporation’s share ownership requirement.

(6)	This information is based on a Form 13F filed with the SEC by Wellington Management Company, LLP, 75 State Street, Boston, Massachusetts 02109 filed on August 14, 2006 containing information as of June 30, 2006.

PERFORMANCE GRAPH

The following graph compares the change in cumulative total stockholders’ return on the Corporation’s common stock with (a) the S&P Smallcap 600 Index and (b) the Russell 2000 Index, each for the period from December 3, 2001 (the date the Corporation’s stock first traded other than on a when-issued basis) through August 31, 2006. The graph assumes an initial investment of $100 at the closing price on December 3, 2001 and assumes all dividends were reinvested. The Corporation has presented the Russell 2000 Index, in lieu of an industry index or peer group, because the Corporation believes there is no published index or peer group that adequately compares to the Corporation’s business segments. Except for the initial measurement date (December 3, 2001), the figures for the chart and graph set forth below have been calculated based on the closing prices on the last trading day on the New York Stock Exchange for each period indicated.

	Dec-01	Aug-02	Aug-03	Aug-04	Aug-05	Aug-06
Acuity Brands	100.00	105.99	141.25	186.17	244.42	359.69
S&P 600	100.00	92.55	113.55	130.44	165.01	176.79
Russell 2000	100.00	85.70	110.65	123.24	151.85	166.17

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors is composed entirely of nonemployee directors that are independent under the listing standards of the New York Stock Exchange. The Committee is responsible for evaluating the performance of management and for reviewing matters pertaining to the selection, development, and compensation of management, including: recommending the salary payable to the Chief Executive Officer, subject to approval by the full Board; approving the salary payable to each of the other executive officers of the Corporation; and administering annual bonuses under the Management Compensation and Incentive Plan (the “Incentive Plan”) and granting awards under the Long-Term Incentive Plan (the “Long-Term Plan”), subject to ratification of certain matters under each plan by the full Board. The Committee also reviews and makes recommendations to the Board with respect to any proposed awards to executive officers under any other incentive compensation plan, benefit plan, or perquisite.

Following is a discussion of the compensation policies for the Corporation’s executive officers, the executive officers’ compensation program for the last fiscal year, and the Chief Executive Officer’s compensation for the last fiscal year.

Compensation Policies for Executive Officers

The Committee administers the Corporation’s compensation policy to provide a strong relationship between an executive’s compensation and the creation of market value for stockholders. In carrying out its responsibilities, the Committee addresses the competitive positioning and pay mix needed to attract and retain qualified executives who adhere to the Company’s performance-based philosophy. Accordingly, the Company’s pay-for-performance compensation philosophy is to provide total direct compensation (base salary plus annual and long-term incentives) that exceeds competitive market levels at the 50th percentile only when the Company’s financial performance similarly exceeds market performance. The Committee reviews the compensation of each executive officer, considering competitive compensation information provided by an independent compensation consultant, the Board’s evaluation of the Chief Executive Officer, and the Chief Executive Officer’s structured performance review and recommendation for each other executive officer. The compensation consultant provides competitive compensation information for positions of comparable responsibilities with comparably-sized manufacturing companies, which are representative of the companies with whom the Corporation competes for executive talent. These companies are not necessarily the same as those included in the indices to which the Corporation is compared in the performance graph in this proxy statement. Salary adjustments are made annually as merited or on promotion to a position of increased responsibilities. A common review date of October 1 was previously established for all executives under the implementation of the Corporation’s Performance Management Process (“PMP”). The opportunity for an executive to achieve total direct compensation above the 50th percentile is provided through the annual and long-term incentive components under the pay-for-performance rules established by the Committee for the Incentive Plan and the Long-Term Plan. The pay-for-performance rules provide an award, stated as a percentage of base salary, under those incentive plans only when specified performance measures are met. The levels of cash and equity compensation earned are determined by the level of achievement of the respective performance measures, with no award earned for performance below a specified threshold level of achievement.

As one of the factors in compensation matters, the Committee considers the anticipated tax treatment to the Corporation and to the executives of various payments and benefits, and structures incentive program plan rules accordingly. Based on compensation arrangements currently in place, the Committee does not reasonably anticipate that the compensation of any executive officer for fiscal years 2006 or 2007 will be subject to the $1 million deductibility limitation of Section 162(m) of the Code. The Committee expects to retain the deductibility of compensation pursuant to Section 162(m), but reserves the right to provide non-deductible compensation if it determines that such action is in the best interests of the Corporation and its stockholders.

Executive Officers’ 2006 Compensation

For the 2006 fiscal year, the principal compensation components for executive officers, other than the Chief Executive Officer, were base salary, bonus awards under the Incentive Plan, and stock options granted under the Long-Term Plan.

The salary of each executive officer (other than the Chief Executive Officer, discussed below) for fiscal 2006 was based on a review of competitive compensation data and also considered each executive’s performance, experience, abilities, and expected future contributions. Salaries generally fell within competitive range of market 50th percentile levels, taking into account relative levels of experience and scope of responsibility. The salaries for named executive officers presented in the “Summary Compensation Table” are a pro rata blend of the salary levels in effect throughout the year.

Bonuses for fiscal 2006 under the Incentive Plan were based on achievement of the Corporation’s target performance objectives. A target bonus amount, stated as a percentage of base salary, was determined for each executive officer and was subject to the application of negative discretion by the Committee. The bonus was based on achievement of performance targets consisting of: (1) the Corporation’s objectives for per-share earnings, consolidated EBIT margin (margin on consolidated earnings before interest and taxes), and cash flow for headquarters-based executive officers; or (2) business unit performance measures (operating profit, operating profit margin, and cash flow) for executive officers serving as business unit presidents. The bonus amount increased or decreased in relationship to financial performance against the specified measures, and no bonus would have been payable (other than possible discretionary bonuses) if financial performance was below a specified threshold level. In addition, the bonus amount could be adjusted down based on the performance of the executive as determined in the PMP process. The percentages and performance measures were established by the

Committee and ratified by the Board of Directors early in the fiscal year and were intended to drive business and individual performance supporting the Corporation’s long-term financial goals and resulting in market appreciation for stockholders.

Under the Plan Rules (as defined in the Incentive Plan) approved for fiscal 2006 by the Committee, the Corporation’s diluted earnings per share of $2.34 and adjusted cash flow of $132 million exceeded the maximum performance levels specified for those performance measures and consolidated EBIT margin was near the maximum specified for that performance measure for the payment of financial performance bonuses to headquarters-based executive officers of the Corporation. After the Committee’s application of negative discretion, which took into account each executive’s personal performance documented in his PMP rating, the financial performance achieved under the Plan Rules resulted in payments ranging from 100% to 120% of base salary for headquarters-based executive officers.

Acuity Brands Lighting (“ABL”) achieved financial results at or above the specified maximum performance levels for all performance measures described above. Based on ABL’s financial performance under the Plan Rules and the Committee’s assessment of personal performance documented by his PMP rating, Mr. Morgan received a bonus of 140% of his base salary.

Acuity Specialty Products Group (“ASP”) achieved financial results just below specified performance levels at target for all of the financial performance measures described above. The bonus for the new Chief Executive Officer of ASP, who is not a named executive officer for 2006, was specified in his employment agreement and represented a target level of performance for the portion of the year during which he was employed.

For 2006, the Committee approved a continuation of the long-term incentive program implemented in 2005 that creates the pool of equity available for annual grants to all eligible employees (including executive officers) based on the achievement of pre-established corporate financial performance targets. Incentive awards are generally granted on an annual basis and are allocated based on the achievement of company-wide financial targets and individual performance ratings. The long-term incentive component of executive officers’ compensation for fiscal 2006 was comprised of stock options awarded under the Long-Term Plan, which vest ratably over three years. Long-term awards granted to executive officers in fiscal 2006 were based on competitive market data and the Committee’s assessment of the Company’s fiscal 2005 achievement of financial performance measures, consistent with the plan rules established by the Committee at the beginning of the 2005 fiscal year for awards to be granted in 2006 based on 2005 performance. The awards provide long-term compensation opportunities contingent upon the Corporation’s long-term performance and the generation of increased market value of its shares for both executives and stockholders.

Mr. Reece received a stock option for 50,000 shares in connection with his employment as Chief Financial Officer of the Corporation effective December 1, 2005. The shares vest in three equal annual installments beginning one-year from the grant date. Also in connection with his employment, Mr. Reece received a four-year, time-vesting restricted stock award for 25,000 shares. The awards include shares to replace shares forfeited by Mr. Reece with his previous employer.

In December 2002, executive officers were awarded performance-based restricted stock under the Long-Term Plan. One-fourth of the restricted shares vested in November 2005 based on the achievement of related performance targets.

In connection with the spin-off of the Corporation from NSI in November 2001, consistent with the treatment accorded other stockholders, executive officers received a share of Acuity Brands restricted stock for each share held of NSI restricted stock under an October 2000 award for which performance targets had been achieved. The resulting Acuity Brands restricted shares were entirely vested by January 2005. The remainder of the October 2000 performance-based awards was converted to Acuity Brands restricted stock awards of equal value. All related performance targets for those awards have been met, and one-fourth of those shares vested during 2006.

Chief Executive Officer’s 2006 Compensation

For the 2006 fiscal year, Mr. Nagel received base salary, a bonus opportunity under the Incentive Plan, and an equity award opportunity under the Long-Term Plan. In furtherance of the Corporation’s pay-for-performance compensation philosophy, Mr. Nagel has requested that the Committee not increase his base salary in each of the last two fiscal years beyond that provided in his employment agreement. The Committee was advised by its independent compensation consultant that Mr. Nagel’s 2006 base salary of $600,000 was below the 25th percentile among chief executive officers of comparable companies and that his annual bonus opportunity of 100% of base salary at target level performance and his long-term incentive opportunity of 210% of base salary at target level performance were each below the 50th percentile of those positions. To strengthen the pay-for-performance aspect of Mr. Nagel’s compensation, the Board had increased his target bonus opportunity to 75% of base salary for 2005 and to 100% of base salary for 2006.

Under the Incentive Plan and the Plan Rules approved by the Committee at the beginning of the 2006 fiscal year, Mr. Nagel received a bonus payment of 236.6% of his base salary as a result of the Corporation’s achievement of the maximum level of diluted earnings per share and cash flow and near-maximum consolidated EBIT margin (the highest levels for which payment would be made under those Rules) and based on the Committee’s PMP rating of Mr. Nagel’s performance, including the Committee’s application of negative discretion, Seventy percent (70%) of Mr. Nagel’s actual compensation for fiscal 2006 was provided through performance-based bonus and, as a consequence, was directly related to current and long-term performance on behalf of stockholders.

In recognition of the Company’s outstanding performance in fiscal year 2006 and based on Mr. Nagel’s PMP rating, in September 2006 (fiscal year 2007) the Board granted Mr. Nagel a stock option for 150,000 shares and a restricted stock award for 39,400 shares under the Long-Term Plan. Mr. Nagel did not receive an award under the Long-Term Plan in 2006 due to the Company’s poor operating results in 2005 and did not receive a long-term incentive award in fiscal year 2005 in accordance with the provisions of his employment agreement. Option awards granted to Mr. Nagel in prior years further tie his long-term compensation opportunity to appreciation in the market price of the Corporation’s stock.

COMPENSATION COMMITTEE

Ray M. Robinson, Chairman
Peter C. Browning
Jay M. Davis
Julia B. North

Compensation Committee Interlocks and Insider Participation

The directors serving on the Compensation Committee of the Board of Directors during the fiscal year ended August 31, 2006 were Ray M. Robinson, Chairman, Peter C. Browning, Jay M. Davis, and Julia B. North. None of these individuals are or ever have been officers or employees of the Corporation. During the 2006 fiscal year, no executive officer of the Corporation served as a director of any corporation for which any of these individuals served as an executive officer, and there were no other compensation committee interlocks with the companies with which these individuals or the Corporation’s other directors are affiliated.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents the compensation paid by the Corporation for fiscal years 2006, 2005, and 2004 to the individual who served as the Corporation’s Chief Executive Officer and to the four other most highly compensated executive officers during the 2006 fiscal year (the five officers referred to herein as the “named executive officers”).

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
				Other		Securities
				Annual	Restricted	Underlying		All Other
				Compen-	Stock	Options	LTIP	Compen-
	Fiscal	Salary	Bonus	sation	Awards	/SARs	Payout	sation
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	(#)(3)	($)(4)	($)(5)

Vernon J. Nagel	2006	600,000	1,420,000	0	0	0	0	35,219
Chairman, President, and	2005	600,000	250,000	0	0	0	0	252,528
Chief Executive Officer	2004	461,795	230,000	0	264,546	368,593	0	32,029
John K. Morgan	2006	500,000	700,000	4,900	0	8,000	218,348	7,520
Executive Vice President, Acuity	2005	431,250	175,000	9,775	341,375	160,000	183,528	7,380
Brands, Inc.; President and Chief	2004	421,180	211,000	10,400	761,903	64,695	124,870	7,380
Executive Officer, Acuity Lighting Group, Inc.
Kenyon W. Murphy	2006	348,750	420,000	0	0	18,000	193,807	41,058
Executive Vice President, Chief	2005	334,166	135,000	7,200	314,065	0	168,343	39,069
Administrative Officer, and General	2004	325,000	147,000	800	195,395	50,665	120,841	37,118
Counsel
Richard K. Reece(6)	2006	300,000	440,000	325,000	799,750	50,000	0	6,000
Executive Vice President and Chief	2005	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Financial Officer	2004	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Joseph G. Parham, Jr.	2006	325,000	325,000	0	0	11,000	216,054	18,307
Senior Vice President, Human Resources	2005	325,000	120,000	9,775	259,445	0	182,078	18,304
	2004	325,000	142,000	10,400	195,395	50,665	124,493	16,199

(1)	The 2004 amounts shown for Messrs. Morgan, Murphy, and Parham include an automobile allowance that was terminated in November 2003. In addition, the amounts shown include payments to independent financial consultants for services in the amount of $4,900 in 2006, $9,775 in 2005, and $9,600 in 2004 for Mr. Morgan; $7,200 in 2005 for Mr. Murphy; and $9,775 in 2005 and $9,600 in 2004 for Mr. Parham. The amount shown for Mr. Reece is a signing bonus in lieu of relocation expenses and to offset the bonus forfeited with his previous employer.

(2)	The share amounts shown relate to awards of time-vesting restricted stock as follows:

	2006	2005	2004		Aggregate Year-End Holdings
Date/Closing Price	Dec. 2005/$31.99	Jan. 2005/$27.31	Jan. 2004/$25.62	Dec. 2003/$23.69
	Shares	Shares	Shares	Shares	Shares	Value
Vernon J. Nagel	0	0	0	11,167	11,167	$447,166
John K. Morgan	0	12,500	20,000	10,532	50,041	$2,138,152
Kenyon W. Murphy	0	11,500	0	8,248	25,133	$1,073,933
Richard K. Reece	25,000	NA	NA	NA	25,000	$1,068,250
Joseph G. Parham, Jr.	0	9,500	0	8,248	25,333	$1,082,479

During the vesting period, dividend income is paid on restricted stock at the same rate as paid to all stockholders.

(3)	The amount shown for Mr. Reece includes shares in replacement of shares forfeited with his previous employer. No stock appreciation rights were granted during the periods shown.

(4)	The amounts shown primarily relate to the vesting of performance-based restricted shares awarded in prior fiscal years as outlined below:

	Shares Received in LTIP Payouts

	2006		2005		2004
Grant Date	Oct. 2000	Dec. 2002	Oct. 2000	Dec. 2002	Oct. 2000	Dec. 2002

John K. Morgan	2,154	4,750	1,538	4,750	460	4,750
Kenyon W. Murphy*	1,406	4,750	1,004	4,750	300	4,750
Joseph G. Parham, Jr.	2,084	4,750	1,487	4,750	445	4,750

*	At the December 2002 award date, Mr. Murphy elected to defer 50% of the restricted stock award into a deferred compensation plan.

Vesting of the October 2000 award continues through December 2008. Vesting of the December 2002 award will be completed as of November 2006.

(5)	The amount shown for Mr. Nagel in 2005 includes $219,359 in reimbursement of relocation expenses. The amounts shown also include the following:

	Other Compensation

	401(k) Match			Supplemental Deferred Savings Plan

	2006	2005	2004	2006	2005	2004
Vernon J. Nagel	$7,920	$7,200	$7,325	$27,299	$25,969	$24,704
John K. Morgan	$7,520	$7,380	$7,380	NA	NA	NA
Kenyon W. Murphy	$7,860	$7,513	$7,075	$33,198	$31,582	$30,043
Richard K. Reece	$6,000	NA	NA	NA	NA	NA
Joseph G. Parham, Jr.	$8,535	$9,009	$7,356	$9,772	$9,296	$8,843

The amounts contributed to the Supplemental Deferred Savings Plan make up for the benefits lost as a result of an amendment to the supplemental retirement plan.

(6)	Mr. Reece was elected Senior Vice President and Chief Financial Officer of the Corporation effective December 1, 2005. He was elected Executive President of the Corporation in September 2006. For additional information, see “Management — Executive Officers.”

Option Grants in Last Fiscal Year

The following table contains information concerning stock options that were granted to the named executive officers during the fiscal year ended August 31, 2006, as disclosed in the “Summary Compensation Table” above. The Corporation did not award any stock appreciation rights or reprice any stock options during the year.

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present Value
Name	Granted (#)	Fiscal Year(1)	($/Share)	Date(2)	($)(3)

John K. Morgan	8,000	6.3%	$31.99	11/30/2015	$93,249
Kenyon W. Murphy	18,000	14.1%	$31.99	11/30/2015	$209,810
Richard K. Reece	50,000	39.1%	$31.99	11/30/2015	$582,805
Joseph G. Parham, Jr.	11,000	8.6%	$31.99	11/30/2015	$128,217

(1)	Awards to employees in 2006 under the Long-Term Incentive Plan consisted of time-vesting restricted stock of 206,391 shares and stock options to purchase 127,886 shares. Of the total option and restricted shares awarded during 2006, stock option and restricted stock awards to Messrs. Morgan, Murphy, Reece, and Parham represented 2.4%, 5.4%, 22.4%, and 3.3%, respectively, of all awards, and 1.1%, 2.4%, 16.0%, and 1.5%, respectively, of the estimated value of such awards. The amount shown for Mr. Reece includes shares in replacement of shares forfeited with his previous employer.

(2)	The options have a ten-year term, subject to earlier termination upon certain events related to termination of employment, and vest in equal annual installments over four years. The Compensation Committee has discretion, subject to limitations in the Long-Term Incentive Plan, to modify the terms of outstanding options, except that no modification can adversely alter or impair any rights or obligations without the Optionee’s consent and the Committee does not have the authority to materially modify outstanding options or accept the surrender of outstanding options and grant substitute options or change the exercise price of any outstanding option granted pursuant to the Plan.

(3)	The estimated value calculated under the Black-Scholes model assumes a risk-free rate of return of 4.4%, a dividend yield of 2.2%, an option term of five years, and stock price volatility having a standard deviation of 0.435. The actual value, if any, that Messrs. Reece, Morgan, Murphy, and Parham may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised; consequently, there is no assurance that the value realized will be at or near the value estimated by the Black-Scholes model.

Aggregated Option Exercises and Fiscal Year-End Option Values

The following table contains information concerning the exercise of stock options by named executive officers during the year ended August 31, 2006, and the aggregate number of exercisable and unexercisable options held by each named executive officer, along with the corresponding in-the-money values, using the closing price of $42.73 of Acuity Brands common stock on the New York Stock Exchange on August 31, 2006. No stock appreciation rights are held by any named executive officer.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-The-Money Options
	Acquired on	Value	Options at FY-End		at FY-End ($)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Vernon J. Nagel	0	$0	505,729	122,864	$11,222,480	$1,877,331
John K. Morgan	58,600	$1,322,668	172,720	149,565	$3,565,916	$2,122,518
Kenyon W. Murphy	99,264	$1,776,467	20,840	34,888	$396,845	$514,868
Richard K. Reece	0	$0	0	50,000	$0	$537,000
Joseph G. Parham	45,000	$1,069,425	98,225	27,888	$2,295,427	$439,688

Disclosure with Respect to Equity Compensation Plans

The following table provides information as of August 31, 2006 about equity awards under the Corporation’s Long-Term Incentive Plan, the Nonemployee Directors’ Stock Option Plan, and the Employee Stock Purchase Plan.

Number of
Securities
	Number of			Remaining Available
	Securities to			for Future Issuance
	be Issued Upon		Weighted-Average	Under Equity
	Exercise of		Exercise Price	Compensation Plans
	Outstanding		of Outstanding	(Excluding those
	Options,		Options, Warrants	Currently
Plan Category	Warrants and Rights		and Rights	Outstanding)

Equity compensation plans approved by the security holders(1)	2,656,305	(2)	$22.78	3,278,829	(3)
Equity compensation plans not approved by the security holders	N/A		N/A	N/A

Total	2,656,305			3,278,829

(1)	Such plans were originally approved by NSI as sole stockholder of the Corporation prior to the spin-off of the Corporation from NSI in November 2001. The amended and restated Long-Term Incentive Plan was approved by the Corporation’s stockholders in December 2003.

(2)	Includes 2,555,255 shares under the Long-Term Incentive Plan and 101,050 shares under the Nonemployee Directors’ Stock Option Plan.

(3)	Includes 1,120,627 shares available for purchase under the Employee Stock Purchase Plan, 1,976,017 shares available for grant without further stockholder approval under the Long-Term Incentive Plan, and 182,185 shares available for grant under the Nonemployee Directors’ Stock Option Plan. In connection with the 2007 director compensation program, there will be no further grants under the Nonemployee Directors’ Stock Option Plan.

Employment Contracts, Severance Arrangements, and Other Agreements

Pursuant to the Corporation’s employment agreement with Mr. Nagel, effective as of January 20, 2004, he became entitled to receive an annual salary of $600,000 upon becoming Chairman and Chief Executive Officer as of September 1, 2004 and a target annual incentive opportunity as a percentage of base salary under the Management Compensation and Incentive Plan and related Plan Rules for the fiscal year ending August 31, 2005. In addition to participation in employee benefit plans and perquisites afforded to executives at his level, continued coverage in the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan, the Acuity Brands, Inc. Supplemental Deferred Savings Plan, and coverage under the Company’s director and officer liability insurance, Mr. Nagel received reimbursement of specified moving expenses in 2005, and is a party to a Severance Agreement and a Change in Control Agreement as described below. Mr. Nagel’s employment agreement also requires that he own stock in the Company equal to four times his annual base salary level ($2,400,000 based on Mr. Nagel’s current base salary) by December 31, 2007. Mr. Nagel’s ownership currently exceeds this requirement.

Pursuant to the Corporation’s employment agreement with Mr. Morgan effective as of July 29, 2005, he became entitled to receive an initial annual salary of $500,000, a target annual incentive opportunity as a percentage of base salary under the Management Compensation and Incentive Plan and related Plan Rules for the fiscal year ended August 31, 2006, and an option to purchase 160,000 shares of Acuity Brands common stock at the fair market value on the grant date. Further, Mr. Morgan would be entitled to a retention bonus payment of $500,000 should the Company name a President other than Mr. Morgan or Mr. Nagel, the Company’s current Chairman, President, and Chief Executive Officer, within the three years ending July 2008, provided Mr. Morgan remains in the Company’s employment for a period of six months following such appointment. In addition to participation in employee benefit plans and perquisites afforded to executives at his level, continued coverage in the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan, the Acuity Brands, Inc. Supplemental Deferred Savings Plan, and coverage under the Company’s director and officer liability insurance, Mr. Morgan is covered under an amended Severance Agreement and an amended Change in Control Agreement as described below, and received reimbursement of legal expenses incurred in connection with the negotiation and execution of the employment agreement, the stock option award agreement, the severance agreement, and the change in control agreement.

The Corporation has Severance Agreements with the named executive officers. The Severance Agreements with Messrs. Nagel and Morgan provide for (a) monthly severance payments in an amount equal to the executive’s then current base salary rate, (b) continuation of healthcare, life insurance, and long-term disability coverage, and (c) outplacement services, each for the severance period of 24 months in the event the executive’s employment is terminated by the Corporation, other than voluntary termination or termination for Cause or by the officer for Good Reason (as each such term is defined in the Severance Agreements). Additionally, the Severance Agreements provide for (a) a pro rata bonus in the year of termination, (b) continued vesting during the Severance Period of unvested Stock Options, (c) exercisability of vested Stock Options and Stock Options that vest during the Severance Period for the shorter of the remaining exercise term or the length of the Severance Period (90 days following the end of the Severance Period for Mr. Nagel), (d) accelerated vesting during the Severance Period of Restricted Stock that is not performance-based, on a monthly pro rata basis determined from the date of grant to the end of the Severance Period, (e) continued vesting during the Severance Period of performance-based Restricted Stock for which performance targets are achieved and a Vesting Start Date (as defined in the award agreement) is established prior to or during the Severance Period, and (f) continued accrual during the Severance Period of credited service under the 2002 Supplemental Executive Retirement Plan. Mr. Morgan’s Severance Agreement also provides that the Matching and Supplemental Subaccounts under the Supplemental Deferred Savings Plan will become 100% vested and nonforfeitable as of the Executive’s termination date and will be distributed from the Plan at the end of the Severance Period.

The Severance Agreements for the remaining named executive officers provide for (a) monthly severance payments in an amount equal to the executive’s then current base salary rate, (b) continuation of healthcare and life insurance coverage, and (c) outplacement services, each for the severance period of 18 months in the event the executive’s employment is terminated by the Corporation, other than voluntary termination or termination for Cause or by the officer for Good Reason (as each such term is defined in the Severance Agreement). Additionally, the Severance Agreements provide for a pro rata bonus in the year of termination and the vesting of restricted stock as provided in the related award agreements.

The Severance Agreements also contain restrictive covenants with respect to confidentiality, non-solicitation, and non-competition, and are subject to the execution of a release. The Corporation will pay reasonable legal fees and related expenses incurred by the executives in significantly successful enforcements of their rights under the Severance Agreements. The Severance Agreements, which supersede and replace the severance benefits provided in the employment agreements of the executives who have such agreements, are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination or for three years following a Change in Control.

The Corporation also has Change in Control Agreements with each of the named executive officers. The Board intends for the Change in Control Agreements to provide the named executive officers some measure of security against the possibility of employment loss that may result following a Change in Control of the Corporation in order that they may devote their energies to meeting the business objectives and needs of the Corporation and its stockholders.

The Change in Control Agreements were amended and restated effective as of April 21, 2006 and are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party. However, the term of the Change in Control Agreements will not expire during a Threatened Change in Control Period (as defined in the Change in Control Agreements) or prior to the expiration of 24 months following a Change in Control. If the employment of the named executive officer is terminated within 24 months following a Change in Control or in certain other instances in connection with a Change in Control (1) by the Corporation other than for Cause or Disability or (2) by the officer for Good Reason (as each term is defined in the Change in Control Agreements), the officer will be entitled to receive (a) a pro rata bonus for the year of termination, (b) a lump sum cash payment equal to a multiple (three times for Messrs. Nagel and Morgan and two-and-one-half times for Messrs. Reece, Murphy, and Parham) of the sum of his base salary and bonus (in each case at least equal to his base salary and bonus prior to a Change in Control), subject to certain adjustments, (c) continuation of life insurance, disability, medical, dental, and hospitalization benefits for a specified period (up to 36 months for Messrs. Nagel and Morgan and 30 months for Messrs. Reece, Murphy, and Parham), and (d) a lump sum cash payment reflecting certain retirement benefits he would have been entitled to receive had he remained employed by the Corporation for a like period and a reduced requirement for early retirement benefits. Additionally, all restrictions on any outstanding incentive awards will lapse and become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and the Corporation will be required to purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon exercise of options.

Each Change in Control Agreement provides that the Corporation shall make an additional “gross-up payment” to each officer to offset fully the effect of any excise tax imposed under Section 4999 of the Code, on any payment made to him arising out of or in connection with his employment. In addition, the Corporation will pay all legal fees and related expenses incurred by the officer arising out of his employment or termination of employment if, in general, the circumstances for which he has retained legal counsel occurred on or after a Change in Control.

A “Change in Control” includes (1) the acquisition (other than from the Corporation) by any “person” (as that term is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) other than a trustee of an employee benefit plan maintained by the Corporation or certain related entities of beneficial ownership of 20% or more of the combined voting power of the Corporation’s then outstanding voting securities, (2) a change in more than one-third of the members of the Board who were either members as of December 1, 2001 or were nominated or elected by a vote of two-thirds of those members or members so approved, or (3) a merger or consolidation involving the Corporation if the stockholders of the Corporation immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty percent (60%) of the combined voting power of the then outstanding voting securities of the Corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Corporation outstanding immediately before such merger or consolidation, or (4) a complete liquidation or dissolution of the Corporation or an agreement for the sale or other disposition of all or substantially all of the assets of the Corporation.

Letter agreements issued to Messrs. Nagel, Morgan, Murphy, and Parham in conjunction with the Change in Control Agreements provide that in the event of a Change in Control, each such officer shall receive an annual cash bonus for that fiscal year at least equal to the annual cash bonus paid to him in the prior fiscal year, if he remains in the employ of the Corporation for the full fiscal year. Each letter agreement has an initial term of 48 months and is subject to an automatic one-year extension after each year unless terminated by the Corporation, but in no event will the term expire following a Change in Control until the Corporation’s obligations as set forth therein have been satisfied.

Pension and Supplemental Retirement Benefits

Effective December 31, 2002, accrual of additional benefits under the Corporation’s qualified defined benefit retirement plan (“Pension Plan”) that includes certain executive officers was frozen. The approximate annual pension benefit payable to covered named executive officers upon retirement at age 65 is $25,536 for Mr. Murphy and $3,336 for Mr. Parham.

Effective January 1, 2003, the Corporation implemented the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan (“2002 SERP”) that provides an annual benefit equal to 1.6% of average base salary and bonus (using the highest three consecutive years of remuneration out of the ten years preceding an executive’s retirement) multiplied by years of service as an executive officer of the Corporation up to a maximum of 10 years. Benefits are generally payable for a 15-year period following Retirement (as defined in the 2002 SERP) subject to such alternative forms of payment as may be determined by the Corporation. All current executive officers are eligible for the 2002 SERP and have waived their benefits, if any, under the Acuity Brands, Inc. Supplemental Retirement Plan for Executives (“Old SERP”), as amended. The frozen Pension Plan and 2002 SERP provide a lesser retirement benefit for some executives than the Pension Plan and Old SERP. Consequently, Messrs. Nagel, Murphy and Parham are receiving contributions to a deferred compensation plan to make them whole for the projected shortfall in benefits. The approximate remaining average annual makeup payment to age 60 is $38,329 for Mr. Nagel $45,356 for Mr. Murphy, and $11,088 for Mr. Parham.

The following table shows the estimated aggregate annual benefits payable to a covered participant at the normal retirement age of 60 under the 2002 SERP. Benefit amounts shown are determined for a maximum of 10 years of service as an executive officer under the 2002 SERP and do not increase with additional years of service. The remuneration specified in the table below consists of salary and annual incentive bonus.

	Years of Service
Remuneration(1)	5	10	15	20	25	30	35

$ 600,000	48,000	96,000	96,000	96,000	96,000	96,000	96,000
700,000	56,000	112,000	112,000	112,000	112,000	112,000	112,000
800,000	64,000	128,000	128,000	128,000	128,000	128,000	128,000
900,000	72,000	144,000	144,000	144,000	144,000	144,000	144,000
1,000,000	80,000	160,000	160,000	160,000	160,000	160,000	160,000
1,200,000	96,000	192,000	192,000	192,000	192,000	192,000	192,000
1,400,000	112,000	224,000	224,000	224,000	224,000	224,000	224,000
1,600,000	128,000	256,000	256,000	256,000	256,000	256,000	256,000
1,800,000	144,000	288,000	288,000	288,000	288,000	288,000	288,000
2,000,000	160,000	320,000	320,000	320,000	320,000	320,000	320,000
2,200,000	176,000	352,000	352,000	352,000	352,000	352,000	352,000
2,400,000	192,000	384,000	384,000	384,000	384,000	384,000	384,000
2,600,000	208,000	416,000	416,000	416,000	416,000	416,000	416,000

(1)	The table above is based on 120% of the 2006 compensation of Mr. Nagel.

The salary and annual bonus covered by the 2002 SERP for each of the named executive officers substantially correspond to the form of compensation disclosed in the Summary Compensation Table. The years of credited service for each of the following named executive officers as of August 31, 2006 were: Mr. Nagel, 5 years; Mr. Morgan, 5 years; Mr. Reece, less than 1 year; Mr. Murphy, 6 years, and Mr. Parham, 6 years.

ITEM 2 — RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the annual meeting, a proposal will be presented to ratify the appointment of Ernst & Young LLP (“E&Y”) as the independent registered public accounting firm to audit the Corporation’s financial statements for the fiscal year ending August 31, 2007. E&Y has performed this function for the Corporation since April 2002. One or more representatives of E&Y are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate stockholder questions. Information regarding fees paid to E&Y during fiscal year 2006 is set out below in “Fees Billed by Independent Registered Public Accounting Firm.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITEM 2, RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee and the Board of Directors previously adopted a written charter to set forth the Audit Committee’s responsibilities. The charter is reviewed annually and amended as necessary to comply with new regulatory requirements. A copy of the Corporation’s Audit Committee charter, which is included in the Statement of Responsibilities of Committees of the Board, is available on the Corporation’s website at www.acuitybrands.com under the heading, “Corporate Governance” and is attached as Appendix B. The Audit Committee is comprised solely of independent directors, as such term is defined by the listing standards of the New York Stock Exchange.

As required by the charter, the Audit Committee reviewed the Corporation’s audited financial statements and met with management, as well as with E&Y (with and without management present), to (1) discuss the financial statements, (2) discuss their evaluations of the Corporation’s internal controls over financial reporting, and (3) discuss their knowledge of any fraud, whether or not material, that involved management or other employees who had a significant role in the Corporation’s internal controls.

The Audit Committee received from E&Y the required written disclosures and the letter from E&Y regarding their independence and the report regarding the results of their integrated audit. In connection with its review of the financial statements and the auditors’ required communications and reports, the members of the Audit Committee discussed with a representative of E&Y their independence, as well as the following:

•	the auditors’ responsibilities in accordance with generally accepted auditing standards;
•	the initial selection of, and whether there were any changes in, significant accounting policies or their application;
•	all material alternative accounting treatments under U.S. Generally Accepted Accounting Principles;
•	other information in documents containing audited financial statements;
•	management’s judgments and accounting estimates;
•	whether there were any significant audit adjustments;
•	whether there were any disagreements with management;
•	whether there was any consultation with other accountants;
•	whether there were any major issues discussed with management prior to the auditors’ retention;
•	whether the auditors encountered any difficulties in performing the audit; and
•	the auditors’ judgments about the quality of the Corporation’s accounting policies.

Based on its discussions with management and the Corporation’s independent registered public accounting firm referenced above, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006 for filing with the SEC.

AUDIT COMMITTEE

John L. Clendenin, Chairman
Earnest W. Deavenport, Jr.
Robert F. McCullough
Neil Williams

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees billed during the fiscal years ended August 31, 2006 and 2005:

	2006	2005

Fees Billed:
Audit Fees	$2,431,290	$2,882,066
Audit-Related Fees	84,764	80,325
Tax Fees	273,879	267,442

Total	$2,789,933	$3,229,833

Audit Fees include fees for services rendered for the audit of the Company’s annual financial statements and the review of the interim financial statements included in quarterly reports. Audit fees also include fees associated with rendering an opinion on the Company’s internal controls as of August 31, 2006 in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees include amounts billed to the Corporation primarily for the annual audits of the Corporation’s defined contribution plans.

Tax Fees include amounts billed to the Corporation primarily for domestic and international tax compliance and a review of the Corporation’s Federal income tax return.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate the Corporation’s independent registered public accounting firm, to pre-approve the performance of all audit and permitted non-audit services provided to the Corporation by its independent registered public accounting firm in accordance with Section 10A of the Exchange Act, and to review with the Corporation’s independent registered public accounting firm their fees and plans for all auditing services. All fees paid to E&Y were pre-approved by the Audit Committee and there were no instances of waiver of approval requirements or guidelines.

The Audit Committee considered the provision of non-audit services by the independent registered public accounting firm and determined that provision of those services was compatible with maintaining auditor independence.

There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

OTHER MATTERS

The Board of Directors knows of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

NEXT ANNUAL MEETING — STOCKHOLDER PROPOSALS

If a stockholder wishes to have a proposal considered for inclusion in the Corporation’s proxy solicitation materials in connection with the next annual meeting of stockholders, the proposal must comply with the SEC’s proxy rules, be stated in writing, and be submitted on or before July 22, 2007, to the Corporation at its principal executive offices at 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia 30309, Attention: Corporate Secretary. All such proposals should be sent by certified mail, return receipt requested.

The Corporation’s By-Laws establish an advance notice procedure for stockholder proposals to be brought before any annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, nominations of persons for election to the board of directors and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders by any stockholder of record of the Corporation who was a stockholder of record at the time of the giving of notice for the annual meeting, who is entitled to vote at the meeting and who has complied with the Corporation’s notice procedures.

For nominations or other business to be properly brought before an annual meeting by a stockholder, (i) the stockholder must have given timely notice in writing to the Corporation’s Secretary, (ii) such business must be a proper matter for stockholder action under the Delaware General Corporation Law, (iii) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Corporation with a Solicitation Notice (as defined below), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice, and (iv) if no Solicitation Notice relating to the proposal has been timely provided, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice.

To be timely, a stockholder’s notice must be delivered to the Corporation’s Secretary at the principal executive offices of the Corporation not less than 45 or more than 75 days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders (the “Mailing Anniversary”). However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

A stockholder’s notice must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act and such person’s written consent to serve as a director if elected; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (B) the class and number of shares of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner, and (C) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent).

In the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 55 days prior to the Mailing Anniversary, a stockholder’s notice required by the Corporation’s By-Laws also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

The preceding five paragraphs are intended to summarize the applicable By-Laws of the Corporation. These summaries are qualified in their entirety by reference to those By-Laws, which are available on the Corporation’s website at www.acuitybrands.com under “Corporate Governance.”

By order of the Board of Directors,

HELEN D. HAINES
Vice President and Secretary

APPENDIX A

EXCERPT FROM:

ACUITY BRANDS, INC.
BOARD OF DIRECTORS
CORPORATE GOVERNANCE GUIDELINES

The Mission of the Board of Directors

The Board of Directors (the “Board”) of Acuity Brands, Inc. (the “Company”) represents the stockholders’ interest in perpetuating and increasing the value of the business enterprise, including optimizing long-term financial returns. The Board is responsible for regularly monitoring the effectiveness of management’s policies and decisions, including the execution of the Company’s strategic plan, and assessing whether management is capably executing its duties.

In fulfilling the Board’s general responsibilities described above, the Board and its committees have complete authority to consult with outside counsel and to engage other professional advisors with respect to any issues relating to their activities. All reasonable expenses incurred by the Board or its committees in connection with any such consultation or engagement will be paid by the Company.

SELECTION OF THE BOARD

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6) Mix of Management and Independent Directors

A majority of the members of the Board must be independent directors. The Board will annually determine whether each director has no material relationship with the Company and is thereby deemed to be independent, based on the following standards and such additional criteria as the Board considers appropriate at that time:

(a)	the director is not and was not during the preceding three years an employee of the Company (other than any past service as an interim Chairman of the Board, Chief Executive Officer or other executive officer) and no immediate family member of the director is or was an executive officer of the Company within the preceding three years;

(b)	neither the director nor an immediate family member of the director receives or received within any twelve-month period within the preceding three years more than $100,000 in direct compensation from the Company, other than: (i) director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation was not contingent in any way on continued service); (ii) any compensation received by a director for former service as an interim Chairman of the Board or Chief Executive Officer; and (iii) any compensation received by an immediate family member for service as a non-executive officer employee of the Company.

(c)	neither the director nor an immediate family member of the director is a current partner of a firm that is the Company’s internal or external auditor; the director is not a current employee of such a firm; the director does not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; and neither the director nor an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm who personally worked on the Company’s audit within that time.

(d)	neither the director nor an immediate family member of the director is or was within the preceding three years employed as an executive officer of another company where any of the Company’s present executive officers serves or served at the same time on that company’s compensation committee; and

(e)	the director is not an executive officer or an employee, and no immediate family member of the director is an executive officer, of a company that, within the preceding three fiscal years of that company, made payments to or received payments from the Company for property or services in an

A-1

amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

For purposes of the foregoing standards, (a) “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home and (b) the “company” includes any parent or subsidiary in a consolidated group with the company.

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A-2

APPENDIX B

EXCERPT FROM:

ACUITY BRANDS, INC.
Statement of Responsibilities of Committees of the Board
(Audit Committee Charter)

Adopted June 2006

The committees of the Board of Directors (the “Board”) shall be designated as provided in the By-Laws of the Corporation and shall conduct meetings and other activities in accordance with the rules and procedures set forth in the Corporation’s By-Laws and the Statement of Rules and Procedures of Committees of the Board. The description of each committee below shall constitute its charter; the committees of the Board shall be organized and shall have responsibilities and duties as set forth below. Each committee is delegated such authority and powers as may be necessary or appropriate to fulfill such responsibilities and perform such duties. However, such authority and powers shall not extend to authorizing action proposed to be taken by or on behalf of the Corporation except for (a) the Executive Committee, to the full extent of its authority and powers and (b) each other committee, to the extent it is expressly empowered hereinbelow to approve any such action. Each committee shall report to the Board concerning its activities and, within the areas of the Corporation’s affairs for which it is responsible, shall make such recommendations to the Board and to Management as it considers appropriate.

************

AUDIT COMMITTEE

Audit Committee members shall meet the requirements of the New York Stock Exchange, the U.S. Securities and Exchange Commission, and applicable federal and state legislation and regulations. The Audit Committee shall consist of not less than three directors, all of whom shall be “independent” directors within the meaning of Section 6 of the Corporate Governance Guidelines and Sections 303A.02 and 303.01(B)(3) of the New York Stock Exchange Listed Company Manual. In satisfaction of the expertise requirements of the New York Stock Exchange, (1) all members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements and (2) at least one member of the Committee shall have accounting or related financial management expertise, in each case as such qualification is interpreted in the business judgement of the Board. Membership of the Committee shall be recommended by the Governance Committee as provided in Section 20 of the Corporate Governance Guidelines.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate, and shall report regularly to the Board of Directors. The Committee shall meet separately in executive session at each regular meeting of the Committee with the chief financial officer or other members of Management, the person(s) responsible for the internal audit function, the independent auditors, the primary compliance officer, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. The authority and powers of the Audit Committee shall include, without limitation, the authority to engage legal counsel and other advisors at the Corporation’s expense. The Corporation shall provide for adequate funding, as determined by the Audit Committee, for payment of all expenses that are necessary or appropriate for the Audit Committee to carry out its duties.

The purpose of the Audit Committee is to: (a) assist Board oversight of (1) the integrity of the Corporation’s financial statements, (2) the Corporation’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Corporation’s internal audit function and auditors, and (b) prepare the audit committee report for the Corporation’s annual proxy statement. Accordingly, the Committee shall:

(1)	Retain independent auditors for the Corporation, review and oversee the independence and performance of the independent auditors (including ensuring rotation of all audit personnel in accordance with applicable legal and regulatory requirements), and discharge such auditors when deemed necessary or desirable;

(2)	Review with the independent auditors their fees and plans for all auditing services, including: scope, staffing, locations, reliance upon management and the internal auditors, and general audit approach;

(3)	Pre-approve all auditing services and non-audit services provided to the Corporation by its independent auditors in accordance with Section 10A of the Securities Exchange Act of 1934;

(4)	Request and review the independent auditors’ periodic formal written statement delineating all relationships between the independent auditors and the Corporation, discuss with the independent auditors any disclosed relationships or services that may impact the objectivity and independence of the auditors, and recommend that the Board take appropriate action in response to the auditors’ report to satisfy itself of such auditors’ independence;

(5)	Review such accounting and financial matters (including, without limitation, earnings press releases, financial information and earnings guidance provided to analysts and rating agencies and annual and quarterly public filings, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Result of Operations,” prior to filing or distribution) to the extent required by the U.S. Securities and Exchange Commission or the New York Stock Exchange or as may be requested by Management, the Board or the Committee;

(6)	Review with Management, internal auditors, and independent auditors the quality and integrity of the Corporation’s internal controls over financial reporting and the adequacy and effectiveness of the Corporation’s system of internal control, and satisfy itself that the internal auditing staff is protected from undue pressures and is provided with as much independence as is necessary to work in compliance with recognized standards of internal auditing;

(7)	Review and approve the internal audit plan and budget and obtain an understanding of the results of the audits executed during the year;

(8)	At least annually, request and review the independent auditors’ report describing (a) the firm’s internal quality control procedures and (b) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

(9)	Assure Management’s full cooperation with the independent auditors and review the results of the audits conducted by the independent auditors, and in conjunction therewith (a) review the quality of the accounting policies of the Corporation, (b) review proposed changes in the accounting policies of the Corporation that have or may have a material impact on the Corporation’s financial reports, (c) review differences of opinion, if any, between the independent auditors and Management, and (d) review any audit problems or difficulties and management’s response;

(10)	Provide the independent auditors, the compliance officer, and the audit and risk management officer with access to the Board, including access without Management representatives present;

(11)	Set clear hiring policies for employees or former employees of the independent auditors;

(12)	Review internal controls and policies for adherence to proper standards of business conduct and compliance with conflict of interest policies and applicable laws and regulations, and review possible exposures to contingent liabilities;

(13)	Review the financial statements and the investment guidelines governing the Corporation’s investment portfolios;

(14)	Review policies with respect to risk assessment and risk management;

(15)	Review matters that could have significant financial reporting implications for the Corporation, such as tax issues, litigation, and regulatory matters, and conduct such investigations into matters within the general scope of its responsibilities as it may deem appropriate from time to time or as may be referred to it by the Board;

(16)	Prepare annually a report to shareholders, as required by the U.S. Securities and Exchange Commission, for inclusion in the Corporation’s annual proxy statement;

(17)	Perform an annual self-assessment of Audit Committee performance; and

(18)	Establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters including, without limitation, procedures for the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters; and

(19)	Review and reassess the adequacy of this charter at least annually, submit the charter to the Board for approval, and publish the charter at least every three years in accordance with regulations of the U.S. Securities and Exchange Commission.

*********

  PRINTED ON RECYCLED PAPER

YOUR VOTE IS IMPORTANT
VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

INTERNET	TELEPHONE	MAIL
https://www.proxypush.com/ayi	1-877-680-5400
Within the United States and
Canada only.

•	Go to the website address listed above.		•	Use any touch-tone telephone.		•	Mark, sign, and date your proxy card.
•	Have your proxy card available.	OR	•	Have your proxy card available.	OR	•	Detach your proxy card.
•	Follow the simple instructions that		•	Follow the simple recorded		•	Return your proxy card in the
	appear on your computer screen.			instructions.			postage-paid envelope provided.

If you have submitted your vote by telephone or the Internet, there is no need for you to return your proxy card by mail.	Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

DETACH PROXY CARD HERE IF YOU ARE VOTING BY MAIL

Mark, Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope	☒ Votes must be indicated (x) in Black or Blue Ink.
   THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” ITEMS 1 AND 2

1. Election of Directors

FOR ALL	☐	WITHHOLD ALL	☐	FOR WITH EXCEPTION(S)*	☐
Nominees: 01 — Vernon J. Nagel, 02 — John L. Clendenin, 03 — Julia B. North
(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “For With Exception(s)” box and write the number of the excepted nominee(s) in the space provided below.)

*Exception(s):

		FOR	AGAINST	ABSTAIN
2.	To Ratify the Appointment of the Independent Registered Public Accounting Firm	☐	☐	☐
UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE
VOTED FOR ITEMS 1 AND 2

☐	If you have changed your address on this card, please mark this box.

Please sign below, exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian, or corporate officer, give full title. If more than one trustee, all should sign.

Date	Stockholder sign here	Co-Owner sign here

ANNUAL MEETING DIRECTIONS AND PARKING INFORMATION
BALLROOM AT THE FOUR SEASONS HOTEL
75 Fourteenth Street NE, Atlanta, Georgia
1:00 p.m., January 11, 2007
Parking for stockholders attending the Annual Meeting will be available at the hotel.
DIRECTIONS TO THE FOUR SEASONS HOTEL

From the Atlanta Airport (I-85/75 North): Take I-85/75 North to the 10th Street/14th Street exit (#250). At the top of the ramp continue straight ahead until the second traffic light. At the second light, turn right onto 14th Street. Pass through two lights on 14th Street. The hotel is on the right in the middle of the block (between W. Peachtree and Peachtree Street).
From Northeast of Atlanta (I-85 South): Take I-85 South to the 17th Street/14th Street/10th Street exit (#84). Turn left at traffic light onto 14th Street. Pass through three lights on 14th Street. The hotel is on the right in the middle of the block (between W. Peachtree and Peachtree Street).
From Northwest of Atlanta (I-75 South): Take I-75 South to the 17th Street/14th Street/10th Street exit (#250). Turn left onto 14th Street. Pass through three lights on 14th Street. The hotel is on the right in the middle of the block (between W. Peachtree and Peachtree Street).
From North of Atlanta (400 South): Take GA-400 South to I-85 South to the 17th Street/14th Street/10th Street exit (#84). Turn left on 14th Street. Turn left onto 14th Street. Pass through three lights on 14th Street. The hotel is on the right in the middle of the block (between W. Peachtree and Peachtree Street).
From South of Atlanta (I-85/75 North): Take I-85/75 North to the 10th Street/14th Street exit (#250). At the top of the ramp continue straight ahead until the second traffic light. At the second light, turn right onto 14th Street. Pass through two lights on 14th Street. The hotel is on the right in the middle of the block (between W. Peachtree and Peachtree Street).
From East or West of Atlanta (I-20): Take I-20 to I-85/75 North to the 10th Street/14th Street exit (#250). At the top of the ramp continue straight ahead until the second traffic light. At the second light, turn right onto 14th Street. Pass through two lights on 14th Street. The hotel is on the right in the middle of the block (between W. Peachtree and Peachtree Street).
Via Arts Center MARTA transit station: When you exit the MARTA station at the Arts Center (N5), follow the signs to the West Peachtree Street exit. Turn left onto West Peachtree Street and walk against the traffic for one block to 14th Street. Turn left onto 14th Street. The hotel will be in the middle of the block on the right side.

PROXY
ACUITY BRANDS, INC.
ANNUAL STOCKHOLDERS MEETING, JANUARY 11, 2007
PROXY SOLICITED BY THE BOARD OF DIRECTORS
The undersigned does hereby appoint VERNON J. NAGEL, KENYON W. MURPHY and HELEN D. HAINES, and each of them, proxies of the undersigned with full power of substitution in each of them to vote at the annual meeting of stockholders of the Corporation to be held on January 11, 2007 at 1:00 p.m., and at any and all adjournments thereof, with respect to all shares which the undersigned would be entitled to vote, and with all powers which the undersigned would possess if personally present, as follows on the reverse, and in their discretion upon all other matters brought before the meeting.
IF VOTING BY MAIL, PLEASE VOTE, DATE, AND SIGN ON REVERSE, AND RETURN
PROMPTLY IN THE ENCLOSED ENVELOPE.

☐	By checking the box to the left, I consent to future delivery of the Annual Report, Proxy Statement, prospectuses and other communications electronically via the Internet. I understand that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility. I understand that the Corporation may no longer distribute printed materials for any future stockholder meeting until such consent is revoked. I understand that I may revoke this consent at any time by contacting the Corporation’s transfer agent, The Bank of New York, New York, NY.
(Continued, and to be signed and dated on the reverse side)
ACUITY BRANDS INC.
P.O. BOX 11289
NEW YORK, N.Y. 10203-0289